EXHIBIT 10.29

Addendum #1 to the Revolving Line of Credit Agreement

[$120,000.00]	[03/31/2014]

This Addendum to the Revolving  Line of Credit Agreement  by and between Elite Data Services, Inc.,  a Florida Corporation   (the "BORROWER") and Sarah Myers an Individual ("LENDER") is made and executed as of the date referred to above. An additional principal sum totaling Eighty Thousand Dollars and 00/100 ($80,000) has been added  to  the  Revolving  Line  of  Credit  Agreement Promissory Note dated  September 1, 2013  (the "LOAN AGREEMENT"), bringing the Loan Agreement to a total sum of One Hundred and Twenty Thousand Dollars and 00/100 ($120,000). The default date under the Loan Agreement has been extended to December 1, 2014.

This Addendum shall be governed by and construed and enforced in accordance with the laws of Florida.

By:	/s/ Steven Frye

By:	/s/ Sarah Myers